EXHIBIT 99.1

FNCB AUTHORIZES ISSUANCE OF SUBORDINATED DEBT

August 28, 2009, First National Community Bancorp, Inc., Dunmore, PA (OTCBB: FNCB)

Regulators are increasingly encouraging financial institutions to maintain higher capital ratios. At a meeting held on August 28, 2009, the Board of Directors of First National Community Bancorp, Inc. (“FNCB”), in recognition of that encouragement, approved the issuance of up to $25 million of subordinated notes. The notes will carry a fixed interest rate of 9.00% and will mature on September 1, 2019. The notes will be offered through a Private Placement Memorandum on a best efforts basis and are available only to accredited investors.

Speaking on behalf of FNCB’s Board of Directors, J. David Lombardi, President, Chief Executive Officer, and Acting Chairman of the Board, stated, “The offering is a proactive measure to strengthen the Company’s capital position, improve liquidity and increase the Bank’s lending capacity. While capital levels at June 30, 2009 exceed the regulatory minimum for "well capitalized", the Board of Directors believes FNCB’s ability to raise additional capital at this time is both an endorsement of our strategy and performance and is in the best interests of shareholders. The additional capital will support FNCB’s continuing growth objectives.”

The notes are not insured by the Federal Deposit Insurance Corporation (“FDIC”) nor are they guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The offering is expected to commence on September 1, 2009 and continue through December 31, 2009, unless extended by the Company, or until all the notes are sold.

Any questions regarding the offering should be directed to William S. Lance, Executive Vice President at (570) 348-6438.

This does not constitute an offer to sell nor a solicitation of an offer to buy any of the securities of First National Community Bancorp, Inc.  The Offering is made only by a Private Placement Memorandum and the Private Placement Memorandum may only be used where it is legal to sell these securities. There can be no assurance that FNCB will raise all, or any, of the $25 million of subordinated notes approved by the Board of Directors.

In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the board of directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis, as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time-to-time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by the Corporation. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.